UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	August 5, 2009

OGE ENERGY CORP.
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma
(State or Other Jurisdiction of Incorporation)

1-12579	73-1481638
(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)

405-553-3000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

OGE Energy Corp. (the “Company”) is the parent company of Oklahoma Gas and Electric Company (“OG&E”), a regulated electric utility with approximately 773,000 customers in Oklahoma and western Arkansas, and Enogex LLC and its subsidiaries (“Enogex”), a midstream natural gas pipeline business with principal operations in Oklahoma.

On August 5, 2009, the Company issued a press release describing the Company’s consolidated financial results for the quarter ended June 30, 2009, which is furnished as Exhibit 99.01 and incorporated herein by reference. As described in the press release, the Company reported earnings of $0.72 per diluted share for the quarter ended June 30, 2009 compared to $0.62 per diluted share for the quarter ended June 30, 2008. Earnings were higher due to a higher gross margin on revenues (“gross margin”) at OG&E, which was a result of revenues associated with OG&E’s Redbud power plant, warmer weather in OG&E’s service territory and higher electric rates in Arkansas, as well as the absence of two one-time write-downs in 2008 at OG&E. These increases were partially offset by a lower gross margin in Enogex’s gathering and processing segment primarily due to lower commodity spreads in the second quarter of 2009.

OG&E posted earnings of $0.58 per diluted share in the second quarter of 2009 as compared to $0.33 per diluted share in the second quarter of 2008. Enogex posted earnings of $0.16 per diluted share in the second quarter of 2009 as compared to $0.33 per diluted share in the second quarter of 2008. The holding company, including results from its marketing business, posted a loss of $0.02 per diluted share in the second quarter of 2009 as compared to $0.04 per diluted share in the second quarter of 2008.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.01	Press release dated August 5, 2009, announcing OGE Energy Corp. achieves solid 2nd quarter results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller and Chief Accounting Officer

August 5, 2009